Exhibit 2.1

Amendment NO. 3 to

AGREEMENT AND PLAN OF REorganization

This AMENDMENT NO. 3 TO AGREEMENT AND PLAN OF REORGANIZATION (this “Amendment”) is made and entered into as of June 22, 2021, by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”). Capitalized terms used in this Amendment that are not otherwise defined or referenced herein shall have their respective meanings set forth in the Reorganization Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, reference is hereby made to that certain Agreement and Plan of Reorganization, dated as of February 3, 2021, as amended on February 16, 2021 and May 10, 2021 (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Reorganization Agreement”) by and among New Starship, the Merger Subs, the Company and SPAC; and

WHEREAS, the parties hereto desire to amend the Reorganization Agreement as further set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	The preamble is hereby amended and replaced in its entirety as follows:

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of February 3, 2021 (this “Agreement”), by and among New Starship Parent Inc., a Delaware corporation (“New Starship”), Starship Merger Sub I Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“First Merger Sub”), Starship Merger Sub II Inc., a Delaware corporation and a direct, wholly-owned subsidiary of New Starship (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), Payoneer Inc., a Delaware corporation (the “Company”), and FTAC Olympus Acquisition Corp., a Cayman Islands exempted company (“SPAC”).  Each of New Starship, First Merger Sub, Second Merger Sub, the Company and SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”.

2.	The sixth recital is hereby amended and replaced in its entirety as follows:

WHEREAS, for U.S. federal income tax purposes, it is intended that (i) the Domestication shall qualify as a transaction treated as a reorganization pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Mergers, taken together, will qualify as a contribution governed by Section 351 of the Code and (iii) the SPAC Merger will qualify as a reorganization pursuant to Section 368(a) of the Code;

3.	The definition of “Pro Rata Share” is hereby amended and replaced in its entirety as follows:

“Pro Rata Share” shall mean with respect to each Company Stockholder (including, for purposes of this definition, Company Optionholders and Company Warrantholders and holders of Company RSUs), as of immediately prior to the Starship Effective Time, the proportion of Company Shares held by such Company Stockholder (including the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs or Company RSUs that have satisfied the time-vesting schedule (as set forth in the applicable award agreement) and would otherwise be a vested Company RSU, but for the terms of the applicable award agreement, as amended, with respect to the vesting of such Company RSUs in connection with the Transactions) relative to the aggregate of all Company Shares held by all Company Stockholders (including the Company Shares that, immediately prior to the Starship Effective Time, are issuable upon exercise of Vested Company Options and Company Warrants and upon settlement of vested Company RSUs or Company RSUs that have satisfied the time-vesting schedule (as set forth in the applicable award agreement) and would otherwise be a vested Company RSU, but for the terms of the applicable award agreement, as amended, with respect to the vesting of such Company RSUs in connection with the Transactions).

4.	The definition of “Rollover Holders” is hereby amended and replaced in its entirety as follows:

“Rollover Holders” shall mean (i) the Company Stockholders set forth on Schedule II hereto who are (or are Affiliated with) a PIPE Investor and agree in writing acceptable to the Company to be treated as Rollover Holders hereunder or (ii) solely to the extent all or a portion of a Company Warrantholder’s Company Warrant is exercised prior to the Starship Effective Time pursuant to its terms, each such Company Warrantholder (in respect of its Company Shares issued upon exercise of such Company Warrant) who agrees in a writing acceptable to the Company to be treated as Rollover Holders hereunder.

5.	Section 2.1(c) is hereby amended and replaced in its entirety as follows:

For federal income tax purposes, it is intended that (i) the Starship Merger, together with the SPAC Merger, will be treated as a contribution of all Company Shares in the Company to New Starship in a transaction governed by Section 351 of the Code and (ii) the SPAC Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

6.	Section 2.2(c) is hereby amended and replaced in its entirety as follows:

For federal income tax purposes, it is intended that (i) the SPAC Merger, together with the Starship Merger, will be treated as a contribution of all SPAC Shares to New Starship in a transaction governed by Section 351 of the Code and (ii) the SPAC Merger will qualify as a reorganization pursuant to Section 368(a) of the Code.

7.	Section 3.3(g) is hereby amended to replace the words “Per Share Merger Consideration” with “Company Stockholder Consideration.”

8.	Section 3.11 is hereby amended and replaced in its entirety as follows:

(a) The Parties shall not take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to (i) prevent the Domestication from qualifying as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) prevent the Mergers, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder or (iii) other than actions contemplated by or occurring in connection with this Agreement, prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and Treasury Regulations thereunder.

(b) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the Parties shall prepare and file all Tax Returns consistent with the treatment of (i) the Domestication as a reorganization pursuant to Section 368(a)(1)(F) of the Code and the Treasury Regulations thereunder, (ii) the Mergers, taken together, as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law) and (iii) the SPAC Merger as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder (or comparable provisions of state and local Tax law), unless based on the advice of any such Party’s tax advisers such Party determines that such treatment is not appropriate, and, in each case, shall not take any inconsistent position on any Tax Return, or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code.

9.	Section 4.14(p) is hereby amended and replaced in its entirety as follows:

The Company (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, and (ii) other than actions contemplated by or occurring in connection with this Agreement, has not taken any action to prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder.

10.	Section 5.15(p) is hereby amended and replaced in its entirety as follows:

SPAC (i) has not taken any action, and it is not aware of any fact or circumstance that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as an exchange governed by Section 351 of the Code and the Treasury Regulations thereunder, and (ii) other than actions contemplated by or occurring in connection with this Agreement, has not taken any action to prevent the SPAC Merger from qualifying as a reorganization pursuant to Section 368(a) of the Code and the Treasury Regulations thereunder.

11.	Section 6.1(p) is hereby amended and replaced in its entirety as follows:

take any action or fail to take any action that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder; or

12.	Section 6.2(i) is hereby amended and replaced in its entirety as follows:

take any action or fail to take any action that would reasonably be expected to prevent the Starship Merger and the SPAC Merger, taken together, from qualifying as a transaction governed by Section 351 of the Code and the Treasury Regulations thereunder;

13.	No Further Amendment. Except as and to the extent expressly modified by this Amendment, the Reorganization Agreement is not otherwise being amended, modified or supplemented. The Reorganization Agreement shall remain in full force and effect in accordance with its terms.

14.	References to the Reorganization Agreement. Each reference in the Reorganization to “this Agreement,” “hereof,” “hereunder” or words of like import referring to the Reorganization Agreement shall refer to the Reorganization Agreement as amended by this Amendment.

15.	Miscellaneous Provisions. Sections 11.1 (Notices), 11.2 (Interpretation), 11.3 (Counterparts; Electronic Delivery), 11.5 (Severability), 11.6 (Other Remedies; Specific Performance), 11.7 (Governing Law), 11.8 (Consent to Jurisdiction; Waiver of Jury Trial), 11.9 (Rules of Construction), 11.11 (Assignment) and 11.12 (Amendment) are incorporated herein by reference, mutatis mutandis.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Date: June 22, 2021

NEW STARSHIP PARENT INC.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

STARSHIP MERGER SUB I INC.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

STARSHIP MERGER SUB II INC.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	Chief Executive Officer

FTAC OLYMPUS ACQUISITION CORP.

By:	/s/ Ryan M. Gilbert
	Name:	Ryan M. Gilbert
	Title:	President and Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Date: June 22, 2021

PAYONEER INC.

By:	/s/ Scott Galit
	Name:	Scott Galit
	Title:	Chief Executive Officer

[Signature Page to Amendment No. 3 to Agreement and Plan of Reorganization]